Exhibit 99.1

Saga Communications, Inc.

Reports 3rd Quarter 2026 Results and Declares $0.25 Per Share Quarterly Cash Dividend

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – November 12, 2026 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today reported that net revenue decreased 5.4% to $26.7 million for the quarter ended September 30, 2026 compared to $28.2 million for the same period last year.   Station operating expense decreased 1.7% for the quarter to $24.2 million compared to the same period last year.  For the quarter, we had an operating loss of $9.8 million compared to an operating loss of $626 thousand for the same quarter last year and station operating income (a non-GAAP financial measure) was $2.4 million compared to $3.5 million for the same period last year.  For the quarter, the Company recorded a non-cash impairment charge based on an evaluation of FCC license values of $9.2 million. Without the non-cash impairment charge, the Company’s operating loss would have been $563 thousand for the quarter compared to an operating loss of $626 thousand for the same period last year. Capital expenditures were $900 thousand for the quarter compared to $600 thousand for the same period last year.  We had a net loss of $7.1 million for the quarter compared to a net loss of $532 thousand for the third quarter last year primarily as a result of the non-cash impairment charge disclosed above.  Without the non-cash impairment charge, the Company’s net loss would have been approximately $240 thousand or $0.03 per share compared to a net loss of $0.08 per share for the third quarter last year.

The impairment was driven by an increase in interest rates which increased the discount rate used in the fair value calculation, a decrease in operating margins in our business and the industry as a whole and reductions in market revenue projections used in our fair value calculations.

Net revenue decreased 5.8% to $75.9 million for the nine-month period ended September 30, 2026 compared to $80.6 million for the same period last year.   Station operating expense increased 1.2% for the nine-month period to $69.7 million compared to the same period last year.  For the nine-month period, we had an operating loss of $12.4 million compared to an operating loss of $1.5 million for the same period last year, and station operating income (a non-GAAP financial measure) of $6.2 million compared to $11.7 million for the same period last year. Without the non-cash impairment charge for the nine-month period the Company’s operating loss would have been $3.2 million. Capital expenditures for the nine-months were $2.9 million compared to $2.6 million for the same period last year.  We had a net loss of $8.5 million, or $1.34 per fully diluted share, for the nine month period primarily as a result of the non-cash impairment charge previously disclosed compared to a net loss of $979 thousand or $0.15 per share for the same period last year. Without the non-cash impairment charge, the Company’s net loss would have been approximately $1.7 million or $0.26 per fully diluted share compared to a net loss of $0.15 per share for the same period last year.

For the quarter ended September 30, 2026, we recorded $154 thousand of non-cash rent expense.  This was attributable to the previously reported sale of 24 telecommunications towers and related property in October of last year for a total cash purchase price of $10.7 million, as amended in the second quarter of 2026 to provide for market rent under the related leases and promissory notes payable to the Company, which are offset against our lease payments. This non-cash rent expense is partially offset by non-cash interest income on the notes of $127 thousand for the quarter.  The Company retains long term access to those assets with no cash expense. Without this non-cash expense our station operating expense would have decreased 2.3% for the quarter. For the nine-month period ended September 30, 2026 we recorded $561 thousand of non-cash rent expense.  Going forward we expect to continue to record approximately $154 thousand per quarter and $616 thousand per year in non-cash rental expense attributable to the tower sale. Net revenues for the quarter and year to date ended September 30, 2026 were reduced by $188 thousand for the quarter and $564 thousand for the year to date due to the transfer of certain income producing leases associated with the towers that were sold.  Adjusting for the sale net revenue would have decreased 4.7% for the quarter and 5.1% for the year.

Gross political revenue was $1.2 million and $73 thousand, respectively, for the third quarter in 2026 and 2025.  Gross political revenue was $1.9 million for the nine-month period ended September 30, 2026 compared to $395 thousand for the comparable period last year. The Company has approximately $3.6 million of gross political revenue sold for the fourth quarter.

The Company’s balance sheet reflects $23.5 million in cash and short-term investments as of September 30, 2026 and $22.4 million as of November 9, 2026.  The Company expects to spend approximately $3.0 – $3.5 million for capital expenditures during 2026.

The Company paid a quarterly dividend of $0.25 per share on October 16, 2026.  The aggregate amount of the quarterly dividend was approximately $1.6 million.

Saga’s Board of Directors today declared a quarterly cash dividend of $0.25 per share, reflecting the Board’s continued commitment to a disciplined and balanced approach to capital allocation. The dividend will be paid on December 11, 2026 to shareholders of record on November 23, 2026. The aggregate amount of the payment will be approximately $1.6 million.  Including the recently declared dividend, the Company will have paid over $148 million in dividends to shareholders since the first special dividend was paid in 2012.

The Board regularly evaluates Saga’s capital allocation priorities with a focus on maximizing long-term shareholder value. In maintaining the quarterly dividend, the Board determined that the Company’s current financial position provides flexibility to continue returning capital to shareholders while also investing in Saga’s strategic priorities and digital transformation and evaluating other opportunities to deploy capital. The Board will continue to assess dividends, share repurchases, investments in the business and other potential uses of capital based on the relative opportunities available to create long-term shareholder value.

Saga’s 2026 Third Quarter conference call will be held on Thursday, November 12, 2026 at 11:00 a.m Eastern time.  The dial-in number for the call is (973) 528-0008.  Enter conference code 707110.  A recording and transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company please email the inquiry by 10:00 a.m. Eastern time on November 12, 2026 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing directions will be discussed during the call.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance.  The attached Selected Supplemental Financial Data tables disclose the Company’s reconciliation of non-GAAP measures: GAAP operating income to station operating income, GAAP net income to trailing twelve-month consolidated EBITDA, as well as other financial data.   Such non-GAAP measures include station operating income and trailing 12-month consolidated EBITDA. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, evaluating the Company’s financial position, and as a primary but not exclusive measure for incentive-based compensation of executives and other members of management.  Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value.  These measures are not measures of liquidity or of performance in accordance with GAAP and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis, including net operating revenue, operating income, and net income. Reconciliations for all the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Supplemental Financial Data tables.

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10Q.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a focus on providing opportunities complementary to our core radio business including digital, e-commerce, local on-line news services and non-traditional revenue initiatives. Saga owns or operates broadcast properties in 28 markets, including 82 FM and 28 AM radio stations and 78 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For the Three and Nine Months Ended

September 30, 2026 and 2025

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Operating Results
Net operating revenue	$26,656	$28,166	$75,925	$80,607
Station operating expense	24,247	24,674	69,695	68,863
Corporate general and administrative	2,779	2,820	8,431	9,061
Depreciation and amortization	1,183	1,307	3,541	3,900
(Gain) loss on sale of assets, net	(990)	(9)	(2,540)	298
Impairment of intangible assets	9,212	—	9,212	—
Operating loss	(9,775)	(626)	(12,414)	(1,515)
Interest expense	41	108	224	322
Interest income	(295)	(216)	(1,107)	(648)
Other expense (income), net	26	(81)	(30)	(105)
Loss before income tax expense	(9,547)	(437)	(11,501)	(1,084)
Income tax (benefit) expense
Current	—	290	75	130
Deferred	(2,455)	(195)	(3,050)	(235)
	(2,455)	95	(2,975)	(105)
Net loss	$(7,092)	$(532)	$(8,526)	$(979)

Loss per share:
Basic	$(1.11)	$(0.08)	$(1.34)	$(0.15)
Diluted	$(1.11)	$(0.08)	$(1.34)	$(0.15)

Weighted average common shares	6,101	6,164	6,089	6,156
Weighted average common and common equivalent shares	6,101	6,164	6,089	6,156

	September 30,
	2026	2025
Balance Sheet Data
Working capital	$24,378	$31,951
Net fixed assets	$44,443	$47,154
Net intangible assets and other assets	$96,662	$120,864
Total assets	$183,046	$218,352
Long-term debt	$—	$5,000
Stockholders' equity	$140,019	$162,057

Saga Communications, Inc.

Selected Consolidated Financial Data

Statement of Cash Flows

For the Nine Months Ended

September 30, 2026 and 2025

(amounts in 000’s except per share data)

(Unaudited)

	Nine Months Ended
	September 30,
	2026	2025

	(Unaudited)
	(In thousands)
Cash flows from operating activities:
Net loss	$(8,526)	$(979)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,541	3,900
Deferred income tax benefit	(3,050)	(235)
Amortization of deferred costs	15	24
Compensation expense related to restricted stock awards	1,554	1,648
Provision for credit losses	402	372
(Gain) Loss on sale of assets, net	(2,540)	298
Extinguishment of deferred financing costs	34	—
Gain on insurance claim	(64)	(105)
Non-cash rent expense	561	—
Non-cash interest income	(508)	—
Barter revenue (net)	(92)	(147)
Impairment of intangible assets	9,212	—
Deferred and other compensation	(268)	(106)
Changes in operating lease assets and liabilities (net)	(45)	(64)
Changes in assets and liabilities:
(Increase) decrease in current assets	(1,418)	(1,005)
(Decrease) increase in accounts payable, accrued expenses, and other liabilities	(253)	1,881
Total adjustments	7,081	6,461
Net cash (used in) provided by operating activities	(1,445)	5,482
Cash flows from investing activities:
Purchase of short-term investments	(18,879)	(13,619)
Redemption of short-term investments	18,879	13,619
Acquisition of property and equipment (Capital Expenditures)	(2,922)	(2,600)
Proceeds from sale and disposal of assets	3,993	37
Proceeds from insurance claims, redemption of investments and other	64	105
Net cash provided by (used in) investing activities	1,135	(2,458)
Cash flows from financing activities:
Cash dividends paid	(3,176)	(4,824)
Payments on long term debt	(5,000)	—
Purchase of treasury shares	(30)	—
Net cash used in financing activities	(8,206)	(4,824)
Net decrease in cash and cash equivalents	(8,516)	(1,800)
Cash and cash equivalents, beginning of period	22,506	18,860
Cash and cash equivalents, end of period	$13,990	$17,060

Saga Communications, Inc.

Selected Supplemental Financial Data

Reconciliation of GAAP Operating Loss to Station Operating Income

(a non-GAAP financial measure)

For the Three and Nine Months Ended

September 30, 2026 and 2025

(amounts in 000’s)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026		2025
Operating loss	$(9,775)	$(626)	$(12,414)		$(1,515)
Plus:
Corporate general and administrative	2,779	2,820	8,431		9,061
(Gain) loss on sale of assets, net	(990)	(9)	(2,540)		298
Impairment of intangible assets	9,212	—	9,212		—
Depreciation and amortization	1,183	1,307	3,541		3,900
Station operating income	$2,409	$3,492	$6,230		$11,744

Other financial data
Depreciation and amortization:
Radio Stations	$1,147	$1,263	$3,419		$3,770
Corporate	$36	$44	$122		$130
Compensation expense related to restricted stock awards	$488	$518	$1,554	(1)	$1,648	(1)
(Gain) loss on sale of assets, net (2)	$(990)	$(9)	$(2,540)		$298
Other income, net (2)	$26	$(81)	$(30)		$(105)
Deferred income tax (benefit) expense (2)	$(2,455)	$(195)	$(3,050)		$(235)
Impairment of intangible assets (2)	$9,212	$—	$9,212		$—
Non-cash rent expense	$154	$—	$561	(1)	$—	(1)
Non-cash interest income	$(127)	$—	$(508)	(1)	$—	(1)
Acquisition of property and equipment (Capital Expenditures)	$881	$590	$2,922	(1)	$2,600	(1)

(1)	As presented in the Statement of Cash Flows in the Selected Consolidated Financial Data tables
(2)	As presented in the Operating Results in the Selected Consolidated Financial Data tables

Saga Communications, Inc.

Selected Supplemental Financial Data

Reconciliation of GAAP Net Loss to Trailing 12 Month Consolidated

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”(1))

(a non-GAAP financial measure)

September 30, 2026

(amounts in 000's)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	9 Months Ended	9 Months Ended	12 Months Ended
	December 31,	September 30,	September 30,	September 30,
	2025	2025	2026	2026
Net loss	$(7,899)	$(979)	$(8,526)	$(15,446)
Exclusions:
Gain (loss) on sale of assets, net	11,522	(298)	2,540	14,360
Impairment of goodwill	(19,229)	—	—	(19,229)
Impairment of intangible assets	(1,168)	—	(9,212)	(10,380)
Other income, net	1,088	900	1,229	1,417
Total exclusions	(7,787)	602	(5,443)	(13,832)
Consolidated adjusted net loss	(112)	(1,581)	(3,083)	(1,614)
Plus:
Interest expense	420	322	224	322
Income tax benefit	(2,570)	(105)	(2,975)	(5,440)
Non-cash rent expense	54	—	561	615
Depreciation & amortization expense	5,178	3,900	3,541	4,819
Non-cash compensation	2,132	1,648	1,554	2,038
Trailing twelve month consolidated EBITDA	$5,102	$4,184	$(178)	$740

(1)	We have continued to utilize the calculation prescribed by our previous Credit Facility for period to period comparison.